Exhibit 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                           DBS ACQUISITION CORPORATION


     ARTICLE 1. The name of the corporation shall be DBS ACQUISITION CORPORATION (the "Corporation").

     ARTICLE 2. The Corporation's principal office in the State of Nevada is located at 202 South Minnesota Street, Carson City, Nevada 89703. The name and street address of its resident agent is Capitol Corporate Services, Inc., 202 South Minnesota Street, Carson City, Nevada 89703.

     ARTICLE 3. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Nevada General Corporation Law, as it may be amended from time to time (the "General Corporation Law").

     ARTICLE 4. The Corporation shall be authorized to issue two classes of shares of capital stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock and Preferred Stock that the Corporation shall have authority to issue is seventy-five million (75,000,000) of which seventy million (70,000,000) shares shall be Common Stock and five million (5,000,000) shares shall be Preferred Stock. The par value of the shares of Common Stock is $0.001 per share. The par value of the shares of Preferred Stock is $0.001 per share.

     The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable laws of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

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     ARTICLE 5. The governing board of the Corporation shall be known as directors, and the number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The initial board of directors shall consist of one (1) member. The name and address of the person who is to serve as a member of the initial board of directors until his successors are elected and qualified or until his earlier resignation or removal is:

            Name                             Address
            ----                             -------

            David B. Stocker, Esq.           4745 North 7th Street
                                             Suite 234
                                             Phoenix, Arizona 85014

     ARTICLE 6. The personal liability of any director of the Corporation to the Corporation or its stockholders for damages for breach of fiduciary duties as a director is hereby eliminated to the fullest extent allowed by the General Corporation Law.

     ARTICLE 7. David B. Stocker, Esq., 4745 North 7th Street, Suite 234, Phoenix, Arizona 85014 is the sole Incorporator of the Corporation.

     THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law, does make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 21st day of March, 2002.

                                              By: /s/ David B. Stocker
                                                  ------------------------------
                                                  David B. Stocker
                                                  Incorporator

     The foregoing instrument was executed by David B. Stocker in the presence of a notary public in and for the State of Arizona this 21st day of March, 2002.

                                             /s/ Victoria M. Nilsson
                                             -----------------------------------
                                             Notary Public


My commission expires: 7/10/2002

[SEAL]

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